Exhibit 99.1

NAUTILUS, INC. DELIVERS RECORD SECOND QUARTER RESULTS

Second Quarter 2020 Net Sales Increased 94% to $114 million Compared to Same Period Last Year

Second Quarter 2020 Direct Segment Sales Increased 142% and Retail Segment Sales Increased 68% Compared to Same Period Last Year

Operating Loss Was $7 million, driven by the $29 million loss on disposal group, a non-cash charge

Adjusted EBITDA Was $25 million, representing an Adjusted EBITDA improvement of $35 million

VANCOUVER, WASHINGTON, August 10, 2020 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter of 2020.

Second Quarter 2020 Highlights Compared to Second Quarter 2019

•Net sales were $114.2 million, up 93.5% compared to $59.0 million, driven primarily by strong demand for cardio and strength products, particularly our connected-fitness bikes, Max Trainer® and treadmills. Our ability to restart and then accelerate our supply chain allowed us to better respond to the heightened demand that began in March when COVID-19 shelter-in-place orders were first put in place. However, despite increased supply capacity, we entered Q3 with $34.2 million in backorders.

•Gross profit was $47.4 million, up 170.6% compared to $17.5 million last year. Gross margin rates expanded to 41.5% this year compared to 29.7% last year, driven by favorable product and customer mix and fixed costs leverage, partially offset by higher product landed costs. As a reminder, our products are now subject to 7.5% tariffs versus no tariff last year, and shipping costs from Asia are higher due to constrained supply in logistics.

•In second quarter 2020, the company recognized a non-cash loss on disposal group of $29.0 million related to the planned sale of Octane Fitness®. In the second quarter of 2019, the company recognized an impairment of $72.0 million for goodwill and other intangible assets. As a result, operating expenses decreased by 47.0% to $54.5 million, compared to $102.9 million last year.

•Operating loss was $7.1 million, compared to a loss of $85.4 million last year. The $78 million improvement was driven by lower operating expenses, sales growth, and expanded gross margin rates. Net loss was $5.1 million, or -$0.17 cents per diluted share, compared to last year's loss of $78.9 million, or -$2.66 per diluted share.

•The following statements exclude the impact of the loss on disposal group this year and the impairment last year1.

•Adjusted operating expenses decreased by 17.6% to $25.5 million compared to $30.9 million last year, primarily due to continued expense discipline and lower advertising expenses. Customer acquisition costs were meaningfully lower this year as the company pulled back on paid advertising, given strong organic demand and inventory scarcity.

•Adjusted operating income improved to a record $21.9 million compared to an operating loss of $13.4 million last year, driven by sales growth, expanded gross margin rates, and lower operating expenses.

•Adjusted income from continuing operations improved to $16.8 million, or $0.56 per diluted share, compared to a loss from continuing operations of $9.8 million, or -$0.33 per diluted share.

•Adjusted EBITDA from continuing operations improved to $24.7 million compared to an adjusted EBITDA loss of $10.5 million, an improvement of $35 million.

1 See "Reconciliation of Non-GAAP Financial Measures" and "Loss on Disposal Group" for more information

Management Comments

“The second quarter of 2020 was one of the strongest quarters ever for our Company; highlighted by record sales, almost 1,200 basis point increase in gross margins, and a $78 million improvement in operating loss, resulting in adjusted EBITDA of $25 million," said Jim Barr, Nautilus Inc. Chief Executive Officer. “While we benefitted from the COVID-19 at-home fitness trend, our team’s agility and strong execution were essential to our outstanding results. The operational improvements we implemented in the back half of 2019 changed our trajectory in the first quarter of 2020 and were instrumental in record results in Q2. We dramatically improved the flow of inventory in our supply chain by increasing factory capacity for our leading products by as much as 500%. Our team worked quickly to find solutions to move product from our manufacturers to the ports and then secured the quickest vessels to get the product to our distribution centers. Even with our expanded production and improved supply chain, demand still outpaced supply and we are entering the third quarter with a $34 million backlog."

Mr. Barr continued, “Our strong second quarter performance was driven by sales growth across both segments for all consumer modalities and brands, slightly offset by declines in our commercial business due to gym closures related to COVID-19. To continue providing new and existing customers with products that lead to a healthier lifestyle, we will be introducing several new strength and cardio product offerings in the fall, including an expansion of our JRNY® personalized connected fitness digital platform with the rollout of next generation JRNY® that will include an updated user interface, new content, integration of Explore The World™ and Apple Health.”

Mr. Barr, concluded, “We are still in the early stages of our long-term transformation, but we have made good progress in the past 6 months in enhancing our digital capabilities, in our products, our marketing, and our business operations. We remain confident that the company’s resolve, resilience, and agility are qualities that, when coupled with well-known brands, a strong product portfolio, and a strengthening digital strategy should allow us to successfully return Nautilus Inc. to long-term profitable growth.”

Second Quarter 2020 Segment Results Compared to Second Quarter 2019

Direct Segment

•Net sales were $50.4 million, up 142.1%, from $20.8 million last year, driven primarily by the company's cardio products which grew 183.4%, led by connected-fitness bikes, Bowflex® C6 and Schwinn® IC4, and the Max Trainer®. This was the first quarter over quarter of Max Trainer® positive sales growth for this segment since the fourth quarter of 2017. Strength product sales growth was limited by inventory scarcity, particularly of the popular SelectTech® weights.

•As of June 30, 2020, backlog totaled $20.6 million compared to $8.0 million as of March 31, 2020, which represents unfulfilled consumer orders and is net of current promotional programs and sales discounts.

•Gross margin rate was 54.6%, up from 43.3%, primarily driven by favorable product mix and fixed costs leverage, partially offset by higher product landed costs.

•Segment contribution income was $17.0 million, compared to loss of $6.3 million, last year. The $23.3 million improvement was primarily driven by higher net sales, expanded gross margin rates, and $4.2 million reduction in media spend. Advertising expenses were $2.4 million for the second quarter of 2020 compared to $6.6 million for the same period in 2019.

•Combined consumer credit approvals by our primary and secondary U.S. third-party financing providers for the second quarter of 2020 were 48.4%, compared to 53.2% in the same period of 2019. The decrease in approvals reflects lower credit quality applications.

Retail Segment

•Net sales were $62.9 million, up 68.1%, from $37.5 million. Cardio sales increased by 88.2% driven by the Schwinn® IC4 connected-fitness bikes and Max Trainer®. This was the first quarter over quarter of Max Trainer® positive sales growth for this segment since the fourth quarter of 2018. Strength product sales growth of 22.2% was limited by inventory scarcity of the popular SelectTech® weights and benches. Excluding sales related to our Octane brand, second quarter of 2020 net sales for the Retail segment grew 95% versus the second quarter of 2019.

•As of June 30, 2020, backlog totaled $13.6 million compared to $5.8 million as of March 31, 2020, primarily related to customer orders including firm orders for future shipments. The estimated future revenues are net of contractual rebates and consideration payable for applicable Retail customers.

•Retail customer, Amazon.com, had sales greater than 10% of total company net sales. Amazon.com accounted for 18.0% of total company net sales this year versus 20.9% last year.

•Gross margin rate was 30.3%, up from 20.8% last year, primarily driven by favorable sales mix and fixed costs leverage, partially offset by higher product landed costs due to increased tariffs and shipping costs from our suppliers in Asia.

•Segment contribution income was $11.6 million compared to loss of $0.2 million. The $11.8 million improvement was primarily driven by higher sales and leveraging of fixed costs.

Balance Sheet and Other Key Highlights

As of June 30, 2020:

•Cash, cash equivalents and restricted cash were $47.9 million, and debt was $14.8 million, compared to cash and cash equivalents of $11.1 million and debt of $14.1 million as of December 31, 2019.

•$28.6 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility.

•Accounts receivable was $33.7 million, compared to $54.6 million as of December 31, 2019. The decrease in accounts receivable was primarily due to the timing of customer payments and certain accounts receivable included in held-for-sale.

•Inventory was $21.3 million, compared to $54.8 million as of December 31, 2019. The decrease in inventory was primarily due to the surge in demand for home-fitness products and certain inventory included in held-for-sale. Strong customer preference for our Bowflex® and Schwinn® products drove record-setting traffic depleting our entire stock of consumer products. Our inventory turns this quarter were at historic highs and a growing portion of sales in our retail segment are being fulfilled directly from the supplier.

•To secure factory capacity, we routinely issue non-cancelable purchase obligations for expected product deliveries in the next twelve months. As of June 30, 2020, there were approximately $127.7 million of non-cancelable purchase obligations, compared to $20.4 million last year. As of March 31, 2020 and December 31, 2019, the amounts were $34.6 million and $28.4 million, respectively.

•Trade payables were $45.2 million, 39.1% lower than compared to $74.3 million as of December 31, 2019. The decrease in trade payables was primarily due to timing of payments for inventory, reduced advertising related payments and certain payables included in held-for-sale.

•Capital expenditures totaled $4.7 million as of June 30, 2020.

Forward Looking Guidance

•Our second quarter results did not follow the typical seasonality in our business, and given the highly volatile environment, we believe historical relationships may not hold over the next few quarters.

•Our perspective on continued consumer demand depends in part on the duration of the constraints placed on gyms by local governmental authorities and prevailing consumer comfort regarding returning to gyms. Given this uncertainty, we are not providing specific guidance for the remainder of the fiscal year 2020, but we are providing the following insight into factors that may affect our performance.

•We believe that, in the near-term, demand for our products will continue to be elevated relative to pre-COVID levels, and that consumers will react favorably to the new products that we are launching later this year. However, structural production constraints in our asset-light model will likely limit our ability to fulfill all the demand. In addition, any unforeseen disruptions to our supply chain could further impede our ability to meet this demand and could also impact our sales in any particular quarter. Gross margins will be further pressured by increased logistics costs as demand for logistics services is currently outstripping supply. Lastly, we expect sales and marketing expenses for the remainder of the year to be higher than they were in the first half of the year, driven by launch marketing for our new JRNY®-connected products.

•We are reiterating our full year capital guidance range of $8 million to $10 million for 2020.

Conference Call

Nautilus will discuss second quarter 2020 operating results during a live conference call and webcast on Monday, August 10, 2020 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer; Aina Konold, Chief Financial Officer; Chris Quatrochi, SVP of Product Development; and Bill McMahon, Special Assistant to the CEO.

A telephonic playback will be available from 4:30 p.m. PT, August 10, 2020 through 8:59 p.m. PT, August 24, 2020. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13707084.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness® and Schwinn®. Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements
This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our exploration of the sale of Octane Fitness and the risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining business. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the COVID-19 pandemic; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; risks related to not completing, or not completely realizing the anticipated benefits from a sale of Octane Fitness; changes in the financial markets, including changes in credit markets and interest rates and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc.
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$114,188	$59,004	$207,910	$143,404
Cost of sales	66,792	41,487	124,917	90,045
Gross profit	47,396	17,517	82,993	53,359

Operating expenses:
Selling and marketing	12,446	17,631	37,132	51,674
General and administrative	9,315	9,443	16,971	17,098
Research and development	3,728	3,849	7,543	8,160
Loss on disposal group and goodwill and other intangible impairment charge	29,013	72,008	29,013	72,008
Total operating expenses	54,502	102,931	90,659	148,940

Operating loss	(7,106)	(85,414)	(7,666)	(95,581)
Other expense, net	(222)	(55)	(806)	(488)
Loss from continuing operations before income taxes	(7,328)	(85,469)	(8,472)	(96,069)
Income tax benefit	(2,342)	(6,725)	(5,788)	(8,841)
Loss from continuing operations	(4,986)	(78,744)	(2,684)	(87,228)
Loss from discontinued operations, net of income taxes	(124)	(124)	(242)	(215)
Net loss	$(5,110)	$(78,868)	$(2,926)	$(87,443)

Basic loss per share from continuing operations	$(0.17)	$(2.65)	$(0.09)	$(2.94)
Basic loss per share from discontinued operations	—	—	(0.01)	(0.01)
Basic net loss per share(1)	$(0.17)	$(2.66)	$(0.10)	$(2.95)

Diluted loss per share from continuing operations	$(0.17)	$(2.65)	$(0.09)	$(2.94)
Diluted loss per share from discontinued operations	—	—	(0.01)	(0.01)
Diluted net loss per share(1)	$(0.17)	$(2.66)	$(0.10)	$(2.95)

Shares used in per share calculations:
Basic	29,909	29,678	29,852	29,626
Diluted	29,909	29,678	29,852	29,626

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2020	2019	$	%
Net sales:
Direct	$50,433	$20,834	$29,599	142.1%
Retail	62,948	37,453	25,495	68.1%
Royalty	807	717	90	12.6%
Consolidated net sales	$114,188	$59,004	$55,184	93.5%

Gross profit:
Direct	$27,523	$9,027	$18,496	204.9%
Retail	19,066	7,773	11,293	145.3%
Royalty	807	717	90	12.6%
Consolidated gross profit	$47,396	$17,517	$29,879	170.6%

Contribution:
Direct	$16,995	$(6,334)	$23,329	*
Retail	11,613	(247)	11,860	*
Royalty	807	717	90	12.6%
Consolidated contribution	$29,415	$(5,864)	$35,279	*

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$29,415	$(5,864)	$35,279	*
Amounts not directly related to segments:
Operating expenses	(36,521)	(79,550)	43,029	54.1%
Other expense, net	(222)	(55)	(167)	(303.6)%
Income tax benefit	2,342	6,725	(4,383)	(65.2)%
Loss from continuing operations	$(4,986)	$(78,744)	$73,758	93.7%
*Not meaningful

The following table compares the net sales of our major product lines within each business segment (dollars in thousands):

	Three Months Ended June 30,		Change
	2020	2019	$	%
Direct net sales:
Cardio products(1)	$45,585	$16,083	$29,502	183.4%
Strength products(2)	4,848	4,751	97	2.0%
	50,433	20,834	29,599	142.1%
Retail net sales:
Cardio products(1)	49,011	26,045	22,966	88.2%
Strength products(2)	13,937	11,408	2,529	22.2%
	62,948	37,453	25,495	68.1%

Royalty	807	717	90	12.6%
	$114,188	$59,004	$55,184	93.5%

(1) Cardio products include: connected-fitness bikes like the Bowflex® C6 and Schwinn® IC4, Max Trainer®, TreadClimber®, Zero Runner®, LateralX®, treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: home gyms and Bowflex® SelectTech® dumbbells, kettlebell weights, and accessories.

	Six Months Ended June 30,		Change
	2020	2019	$	%
Net sales:
Direct	$97,574	$67,548	$30,026	44.5%
Retail	108,561	74,274	34,287	46.2%
Royalty	1,775	1,582	193	12.2%
Consolidated net sales	$207,910	$143,404	$64,506	45.0%

Gross profit:
Direct	$51,822	$35,423	$16,399	46.3%
Retail	29,396	16,354	13,042	79.7%
Royalty	1,775	1,582	193	12.2%
Consolidated gross profit	$82,993	$53,359	$29,634	55.5%

Contribution:
Direct	$18,804	$(10,876)	$29,680	*
Retail	14,002	(969)	14,971	*
Royalty	1,775	1,582	193	12.2%
Consolidated contribution	$34,581	$(10,263)	$44,844	436.9%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$34,581	$(10,263)	$44,844	*
Amounts not directly related to segments:
Operating expenses	$(42,247)	$(85,318)	43,071	50.5%
Other expense, net	(806)	(488)	(318)	(65.2)%
Income tax benefit	5,788	8,841	(3,053)	(34.5)%
Loss from continuing operations	$(2,684)	$(87,228)	$84,544	96.9%
*Not meaningful

The following table compares the net sales of our major product lines within each business segment (dollars in thousands):

	Six Months Ended June 30,		Change
	2020	2019	$	%
Direct net sales:
Cardio products(1)	$81,461	$55,690	$25,771	46.3%
Strength products(2)	16,113	11,858	4,255	35.9%
	97,574	67,548	30,026	44.5%
Retail net sales:
Cardio products(1)	85,154	56,741	28,413	50.1%
Strength products(2)	23,407	17,533	5,874	33.5%
	108,561	74,274	34,287	46.2%

Royalty	1,775	1,582	193	12.2%
	$207,910	$143,404	$64,506	45.0%

(1) Cardio products include: connected-fitness bikes like the Bowflex® C6 and Schwinn® IC4, Max Trainer®, TreadClimber®, Zero Runner®, LateralX®, treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: home gyms and Bowflex® SelectTech® dumbbells, kettlebell weights, and accessories.

HELD-FOR-SALE DISPOSAL GROUP

The assets and liabilities of Octane Fitness® disposal group were recorded on the condensed consolidated balance sheets as current assets held-for-sale of $29.1 million and current liabilities held-for-sale of $14.2 million as follows (in thousands):

As of
June 30, 2020
Assets:
Cash and cash equivalents	$3,986
Trade receivables	7,765
Inventories	11,538
Prepaids and other current assets	1,054
Property, plant and equipment, net	1,655
Other intangible assets	32,045
Loss on disposal group	(29,013)
Other assets	24
Total current assets held-for-sale	$29,054
Liabilities:
Trade payables	$8,997
Accrued liabilities	2,121
Warranty obligations	3,097
Income taxes payable	99
Other	(100)
Total current liabilities held-for-sale	$14,214

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2020 and December 31, 2019 (unaudited and in thousands):

	As of
	June 30, 2020	December 31, 2019
Assets

Cash and cash equivalents	$45,656	$11,070
Restricted cash	2,196	—
Trade receivables, net of allowances of $62 and $45	33,741	54,600
Inventories	21,310	54,768
Prepaids and other current assets	8,304	8,283
Income taxes receivable	5,326	472
Current assets held-for-sale	29,054	—
Total current assets	145,587	129,193
Property, plant and equipment, net	22,246	22,755
Operating lease right-of-use assets	21,513	20,778
Other intangible assets, net	9,601	43,243
Other assets	6,024	4,510
Total assets	$204,971	$220,479

Liabilities and Shareholders' Equity

Trade payables	$45,207	$74,255
Accrued liabilities	11,632	7,633
Operating lease liabilities, current portion	3,216	3,720
Warranty obligations, current portion	1,966	3,100
Debt payable, current portion, net of unamortized debt issuance costs of $83 and $0	1,917	—
Current liabilities held-for-sale	14,214	—
Total current liabilities	78,152	88,708
Operating lease liabilities, non-current	20,429	18,982
Warranty obligations, non-current	585	2,617
Income taxes payable, non-current	3,949	3,676
Deferred income tax liabilities, non-current	222	1,783
Other non-current liabilities	—	46
Debt payable, non-current, net of unamortized debt issuance costs of $298 and $230	12,518	14,071
Shareholders' equity	89,116	90,596
Total liabilities and shareholders' equity	$204,971	$220,479

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating income and income from continuing operations on an adjusted basis. Adjusted operating income excludes non-cash charges related to the disposal group held-for-sale and goodwill and the Octane Fitness® trade name intangible asset impairment. Adjusted income from continuing operations excludes the loss and impairment charges as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge for similar reasons.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses	$54,502	$102,931	$90,659	$148,940
Loss on disposal group(1)	(29,013)	—	(29,013)	—
Goodwill and other intangible impairment charge(2)	—	(72,008)	—	(72,008)
Adjusted operating expenses	$25,489	$30,923	$61,646	$76,932

The following table presents a reconciliation of operating loss, the most directly comparable GAAP measure, to Adjusted operating income (loss)is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating loss	$(7,106)	$(85,414)	$(7,666)	$(95,581)
Loss on disposal group(1)	29,013	—	29,013	—
Goodwill and other intangible impairment charge(2)	—	72,008	—	72,008
Adjusted operating income (loss)	$21,907	$(13,406)	$21,347	$(23,573)
The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted income (loss) from continuing operations is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Loss from continuing operations	$(4,986)	$(78,744)	$(2,684)	$(87,228)
Loss on disposal group(1)	29,013	—	29,013	—
Goodwill and other intangible impairment charge(2)	—	72,008	—	72,008
Income tax benefit for loss on disposal group and goodwill and intangible impairment	(7,216)	(3,095)	(7,216)	(3,095)
Adjusted income (loss) from continuing operations	$16,811	$(9,831)	$19,113	$(18,315)
The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to EBITDA loss is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Loss from continuing operations	$(4,986)	$(78,744)	$(2,684)	$(87,228)
Interest expense, net	337	226	962	266
Income tax benefit from continuing operations	(2,342)	(6,725)	(5,788)	(8,841)
Depreciation and amortization	2,644	2,706	5,454	5,192
Loss before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$(4,347)	$(82,537)	$(2,056)	$(90,611)

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Loss from continuing operations	$(4,986)	$(78,744)	$(2,684)	$(87,228)
Interest expense, net	337	226	962	266
Income tax benefit from continuing operations	(2,342)	(6,725)	(5,788)	(8,841)
Depreciation and amortization	2,644	2,706	5,454	5,192
Loss on disposal group(1)	29,013	—	29,013	—
Goodwill and other intangible impairment charge(2)	—	72,008	—	72,008
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (Adjusted EBITDA) from continuing operations	$24,666	$(10,529)	$26,957	$(18,603)
The following table presents a reconciliation of diluted loss per share from continuing operations, the most directly comparable GAAP measure, to Adjusted diluted income (loss) per share from continuing operations is set forth below for the three and six months ended June 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Diluted loss per share from continuing operations	$(0.17)	$(2.65)	$(0.09)	$(2.94)
Loss on disposal group, net of tax(1)	0.73	—	0.73	—
Goodwill and other intangible impairment charge, net of tax(2)	—	2.32	—	2.32
Adjusted diluted income (loss) per share from continuing operations	$0.56	$(0.33)	$0.64	$(0.62)

(1) Loss on disposal group
In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The loss on disposal group was determined to be $29.0 million and recorded in the second quarter of 2020. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group is expected to be structured as a sale of the subsidiary shares and we elected to not classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.
(2) Goodwill and Other Intangible Impairment
In accordance with ASC 350, Intangibles - Goodwill and Other, Nautilus is required to test its goodwill and other indefinite-lived intangible assets for impairment annually or when a triggering event has occurred that would indicate that it is more likely than not that the fair value of the reporting units are less than the book value, including goodwill and intangibles. In our assessment, a triggering event occurred during the second quarter of 2019 as a result of the decline in our stock price and overall market capitalization. Based on the assessment conducted, we estimated a $72.0 million impairment.